Exhibit 5.2

(TORYS LOGO)

1114 Avenue of the Americas

New York, New York 10036, USA

TEL 212.880.6000

FAX 212.682.0200

www.torys.com

March 13, 2014

TO: The Board of Directors of Brookfield Canada Office Properties

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Brookfield Canada Office Properties on March 7, 2014, as such may thereafter be amended or supplemented, and in the base shelf prospectus contained therein, under the caption “Legal Matters”. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required by the United States Securities Act 1933, as amended or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Torys LLP